Exhibit 10.10

ELASTIC COMPUTE SERVICE AGREEMENT

(Summary)

This ELASTIC COMPUTE SERVICE AGREEMENT (the “Agreement”) is entered by and between Zhejiang Youba Technology Co., Ltd. (the “Service Recipient” or the “the Company”) and Alibaba Cloud Computing Co. Ltd. (阿里云计算有限公司) (the “Service Provider” or the “AliCloud”) with respect to the use of Alibaba Cloud Elastic Compute Service (the “Service” or “ECS”). The Company executes this Agreement simultaneously with the placement of the Order on the website of AliCloud.

1.	BASIC INFORMATION

By Execution of this Agreement, the AliCloud provide the Elastic Compute Service to the Company for the data storage purpose. Service in the Agreement refers to the cloud elastic compute service and related technical and network support services.

2.	PAYMENT

The service fee is displayed on the page where the Service Recipient places the order on the AliCloud website (www.aliyun.com, the “Website”). The specific service term and service type are stipulated on the Order.

The Service Recipient shall pay the fee within 7 days after placing the order. If the Service Provider is willing to continue to order, the Service Provide shall pay the fee at least 7 days before the service expires to enable the service to continue.

The Service Provider reserves the right not to provide the Service and/or technical support, or to terminate the Service and/or technical support until the Service Recipient pay all the fees as agreed. At the same time, the Service Provider reserves the right to require the Service Recipient to pay a penalty of 0.05% per day and to pursue other legal liabilities.

3.	USER SERVICE DATA

The Service Provider understands and acknowledges that the data the Service Recipient process, store, upload, download, distribute and otherwise process through the Service are the User Business Data, and the Service Recipient fully own the User Business Data.

With regard to the User Business Data, the Service Provider will not make any unauthorized use and disclosure except for the following circumstances:

(1) The Service Provider has the obligation to provide cooperation in accordance with the requirements of relevant laws, regulations or policy documents and disclose to third parties or administrative, judicial and other institutions when the relevant national authorities query or access user business data according to law;

(2) The Service Provider and the Service Recipient will reach an agreement separately.

4.	APPLICABLE LAW AND DISPUTE RESOLUTION

The conclusion, effectiveness, interpretation, amendment, supplement, termination, execution and dispute resolution of the Agreement shall be governed by the laws of the People's Republic of China; If there are no relevant provisions in the law, refer to business practices and/or industry practices.

Any dispute arising related to the Agreement shall be settled through negotiation. If the negotiation fails, either party can bring a lawsuit to the Hangzhou West Lake District People's Court.

Any dispute arising from this contract shall be settled by both parties through negotiation; If the dispute cannot be resolved, either party has the right to submit the dispute to the Hangzhou West Lake District People's Court for litigation.

5.	FORM OF THE ORDERS

The following are samples of the orders:

Order No.	Service Type	Model and Configuration	Quantity	IP Address	Service Term	Service Fee	Payment
	ECS (Monthly Subscription)		1	-	2022.12.27- 2023.03.27		Pay advance in cash
	ECS (Monthly Subscription)		1	-	2022.12.22- 2023.03.22		Pay advance in cash
	ECS (Monthly Subscription)		1	-	2022.12.21- 2023.03.21		Pay advance in cash
	ECS (Monthly Subscription)		1	-	2022.12.22- 2023.03.22		Pay advance in cash

Party A: Zhejiang Youba Technology Co., Ltd.	Party B: Alibaba Cloud Computing Co. Ltd.

(Seal)	(Seal)

Date: June 22, 2022